23.1	Consent of The Blackwing Group, LLC, Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 24, 2009, relating to the financial statements of Oxysure® Systems, Inc. for the periods ended December 31, 2008 and 2007, which appears in such Registration Statement.

/s/ The Blackwing Group LLC
Independence, Missouri
May 14, 2009